EXHIBIT 99.1

Intel Corporation

2200 Mission College Blvd.

P.O. Box 58119

Santa Clara, CA 95052-8119

CONTACT:	Chuck Mulloy
408-765-3484
chuck.mulloy@intel.com

INTEL STATEMENT ON LATEST EUROPEAN COMMISSION ACTION

SANTA CLARA, Calif., July 17, 2008 – Intel Corporation today issued the following statement in response to allegations contained in the new Statement of Objections (SO) issued by the European Commission:

We’re naturally disappointed the Commission has decided to issue a new SO.  The issuance of a second SO suggests that the Commission supports AMD’s position that Intel should be prevented from competing fairly and offering price discounts which have resulted in lower prices for consumers.

We will evaluate this newest SO and respond fully, but it’s clear that the allegations stem from the same set of complaints that our competitor, AMD, has been making to regulators and courts around the world for more than 10 years.

We are confident that the worldwide microprocessor market is functioning normally and is highly competitive in Europe and elsewhere. Intel's conduct has always been lawful, pro-competitive and beneficial to consumers.  As evidence of the existence of a highly competitive and innovative microprocessor market, consumers have benefited from prices that have gone down significantly, output has increased many times over, and the performance of products, including ours, has improved exponentially.

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We are confident that our response will show that the allegations in the SO are unfounded.

Intel (NASDAQ: INTC), the world leader in silicon innovation, develops technologies, products and initiatives to continually advance how people work and live. Additional information about Intel is available at www.intel.com/pressroom and blogs.intel.com. ..

Intel and the Intel logo are trademarks of Intel Corporation or its subsidiaries in the United States and other countries.

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